Exhibit C

                                FirstEnergy Corp.
                     76 South Main Street, Akron, Ohio 44308


                                   Certificate
                                   -----------

        Pursuant to the requirements of Rule 58 of the Public Utility Holding Company Act of 1935, the undersigned certifies that:

               A copy of quarterly report on Form U-9C-3, for the period ended March 31 ,2004, was filed with the New Jersey and Pennsylvania state commissions having jurisdiction over the electric retail rates of the company's public utility subsidiary companies. As requested by the Ohio State Commission, letter was sent to notify the commission having jurisdiction over the electric retail rates of the company's public utility subsidiary companies of the URL address where the filing could be accessed on the SEC Web site.

               The names and addresses of these state commissions are as follows:

                   New Jersey Division of Energy
                   Board of Public Utilities
                   Two Gateway Center
                   Newark, NJ 07102

                   Commonwealth of Pennsylvania*
                   Public Utility Commission
                   P.O. Box 3265 Harrisburg, PA 17105-3265

                   The Public Utilities Commission of Ohio
                   180 E. Board Street
                   Columbus, Ohio 43215-3793

* A conformed copy of the publicly available report was filed with the Pennsylvania Public Utility.



                                                    FirstEnergy Corp.



August 25, 2004
                                    By:          /s/ Harvey L. Wagner
                                          --------------------------------------
                                                     Harvey L. Wagner
                                               Vice President, Controller
                                              and Chief Accounting Officer
                                              (Principal Accounting Officer)


Note:   Pennsylvania Electric Company (Penelec) is also subject to retail
---- rate regulation by the New York Public Service Commission with respect to retail service to approximately 3,700 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.